EFFECTIVE AUGUST 23RD, 2004
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 10, 2005

Ocean West Holding Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-49971	71-087-6958
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4117 West 16th Square. Vero Beach, FL	39267
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (772) 492-0104

15991 Redhill Avenue, Suite 110, Tustin, California 92780
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This is Amendment No. 1 to the Current Report on Form 8-K dated June 9, 2005 and filed with the Securities and Exchange Commission on June 9, 2005 (the “Original Filing”), for the purpose of Amending and Restating Item 2.01 Completion of Acquisition or Disposition of Assets. Other than as set forth below, no changes are being made to such 8-K Report.

Section 2 - Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets.

Pursuant to a Securities Exchange Agreement and Plan of Reorganization dated as of April 5, 2005 by and among the Company, InfoByPhone, Inc. and the shareholders of InfoByPhone (“Exchange Agreement”) effective June 6, 2005, the Company acquired InfoByPhone, a Delaware corporation (the “Acquisition”), pursuant to which InfoByPhone became a wholly-owned subsidiary of the Company, as the Company acquired (i) all of the issued and outstanding shares of common stock of InfoByPhone in exchange for an aggregate of 6,000,000 shares of authorized, but unissued, shares of common stock, par value $0.01 of the Company constituting approximately 56% of the capital stock of the Company.

Vertical Capital Partners, Inc. (“Vertical”), which acted as finder in the Transaction, shall receive an aggregate of 500,000 shares of OWHC Common Stock. Giving effect to such issuances, the holders of interests in InfoByPhone, together with Vertical, hold in aggregate more than 50% of the outstanding Common Stock of the Company on a fully-diluted basis.

It is currently anticipated, and the Exchange Agreement provides, that the board of directors of the Company, currently consisting of Marshall Stewart, and Daryl Meddings shall resign, effective when 10 days have passed after an Information Statement has been mailed and delivered to all of the Company’s stockholders in compliance with Section 14(f) of the Securities Exchange Act of 1934 and Section 14f-1 promulgated thereunder. Prior thereto Darryl Cohen and Alan Smith shall become members of the Board, and following the 10-day period Sandro Sordi will also be appointed to the board. Such directors will comprise the entire Board of Directors of the Company (collectively, the “Designated Directors”). In addition, the Exchange Agreement provides that all officers of the Company shall resign and be replaced by individuals designated by InfoByPhone. InfoByPhone has designated Darryl Cohen to serve as chief executive officer and interim principal financial officer.

Following the closing of the Exchange Agreement, the Company shall have an initial closing of a private placement offering (the “Offering”), by the Company to certain accredited investors of equity securities of the Company (the “Securities”) in the aggregate minimum purchase amount of 2,500,000 shares of the Company at $.30 per share for an aggregate minimum purchase price of $750,000 and the aggregate maximum purchase amount of 6,666,666 shares at $.30 per share for an aggregate maximum purchase price of $2,000,000. In the event that the Company is unable to complete the minimum offering, InfoByPhone has the right to unwind the Acquisition.

InfoByPhone is a communications technology company that provides users of handheld cellular devices with access to information regardless of location through its AskMeNow™ Service (the “Service”). The Service is a new mobile information content service users of any mobile device with text messaging/SMS or email capability, can use to call, email, or text message (SMS) questions. An answer is then text messaged or e-mailed back to the consumer’s mobile device, usually within a matter of minutes.

The Service is accessible anytime and anywhere, through every possible way that wireless technology allows people to communicate via a mobile device. Using proprietary software and proprietary methods to access third party data bases the Service has the research capability to answer virtually any information-based question, including current news and events, sports scores, historical statistics, weather, entertainment, stock quotes and market data, driving directions, travel schedules and availabilities, emergency disaster information, comparison shopping, restaurant information and reservations, directory assistance, and random trivia (literature, history, science, etc.). Once information is accessed from third party strategic partners, it is refined to a format suitable for easy reading on the screen of user’s mobile device and quickly emailed or text messaged back to the user.

The disclosure above summarizes the terms of the Exchange Agreement. The complete text of such agreement is contained in the Exchange Agreement, which is filed as exhibit to this Form 8-K Current Report. The Company issued a press release describing the Acquisition, a copy of which is also filed as an exhibit to this Form 8-K Current Report. Pursuant to the Exchange Agreement referenced above, the Company issued an aggregate of 6,000,000 shares of its Common Stock to 38 shareholders of InfoByPhone. The shares were issued pursuant to the exemption from registration provided by Section 4(2) of the Exchange Act. The shareholders were provided with information concerning the Company and had the opportunity to ask questions about the Company. The shares of common stock issued to the shareholders contain applicable legends restricting transfer absent registration or exemption.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCEAN WEST HOLDING CORPORATION

June 10, 2005	By:	/s/ Darryl Cohen
Name: Darryl Cohen Title: President and Chief Executive Officer